Prospectus Supplement No. 7	Filed pursuant to Rule 424(b)(3)
(To Prospectus Dated October 28, 2015)	Registration No. 333-205233

Community Shores Bank Corporation
2,568,627 SHARES OF COMMON STOCK

This prospectus supplement No. 7 supplements information contained in that certain prospectus dated October 28, 2015, (as subsequently amended or supplemented, the “Prospectus”) relating to the offer to shareholders of record on October 12, 2015 subscription rights to purchase up to 2,568,627 shares of common stock of Community Shores Bank Corporation.

This prospectus supplement includes our Current Report on Form 8-K/A, which was filed with the Securities and Exchange Commission on March 29, 2016.

The information contained in the Current Report on Form 8-K/A included in this prospectus supplement is dated as of the date of such document. This prospectus supplement should be read in conjunction with the Prospectus that was previously delivered, except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is March 29, 2016

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): March 28, 2016

____________________

COMMUNITY SHORES BANK CORPORATION

(Exact name of registrant as specified in its charter)

Michigan	000-51166	38-3423227
(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation)	Number)	Identification Number)

1030 W. Norton Avenue, Muskegon, Michigan	49441
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code                            231-780-1800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE:

The purpose of this Current Report on Form 8-K/A, Amendment No. 1, is to amend the Current Report on Form 8-K filed by Community Shores Bank Corporation (the “Company”) on March 28, 2016. This amendment is being filed solely to correct an inadvertent error in the first sentence of the third paragraph. For convenience of the reader, the entire 8-K announcement, as corrected, is repeated below.

Item 8.01 Other Events

Having received the required regulatory approvals, Community Shores Bank Corporation closed its successful rights offering, concurrent private placement and debt conversion on March 28, 2016. Through the rights offering, the Company received subscriptions for 1,383,299 shares of Common Stock at $2.55 per share for gross proceeds of approximately $3.53 million. There were 1,185,328 unsubscribed shares in the rights offering that will not be re-offered. The Company closed on the sale of 579,412 shares of Common Stock through a concurrent private placement, also at $2.55 per share. Total gross proceeds as a result of the Rights Offering and the Private Placement are approximately $5.0 million.

The Company also converted senior debt totaling in $1,280,000 into 670,153 shares of common stock at $1.91 per share.

The Company estimates the net proceeds from the offerings, after expenses of approximately $225,000, will be approximately $4.775 million. The Company intends to use the net proceeds of the rights offering to repay the overdue and deferred interest on its trust preferred securities, and to make a capital contribution to the Bank of approximately $3.3 million, with the remainder to be used for general working capital purposes.

The contribution of $3.3 million of new capital to the Bank will increase the Bank's Total Risk Based Capital Ratio above 11% and the Tier One Ratio will be above eight percent, making the Bank well-capitalized according to regulatory capital guidelines.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMUNITY SHORES BANK CORPORATION

By: /s/ Tracey A. Welsh
Tracey A. Welsh
Senior Vice President, Chief Financial Officer and Treasurer
Date: March 29, 2016

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